Exhibit 97.1

SANA BIOTECHNOLOGY, INC.

COMPENSATION RECOVERY POLICY

Adopted as of October 24, 2023

1. Overview

Sana Biotechnology, Inc., a Delaware corporation (“Sana”), has adopted this Compensation Recovery Policy (this “Policy”) to set forth the circumstances and procedures under which Sana shall recover Erroneously Awarded Compensation from Covered Persons (each as defined below) in accordance with rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Stock Market.

2. Definitions

a.
“Applicable Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date for a Financial Restatement. In addition, in the event Sana has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.
b.
“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, any rules or regulations adopted by the Exchange pursuant to Rule 10D-1, and any applicable rules, regulations, standards, or other guidance adopted by the SEC or the Exchange.
c.
“Board” means the Board of Directors of Sana.
d.
“Committee” means the Compensation and Talent Committee of the Board.
e.
“Covered Person” means any Executive Officer. A person’s status as a Covered Person with respect to Erroneously Awarded Compensation shall be determined as of the time of receipt of such Erroneously Awarded Compensation regardless of the person’s current role or status at Sana (e.g., if a person began service as an Executive Officer after the beginning of an Applicable Recovery Period, that person would not be considered a Covered Person with respect to Erroneously Awarded Compensation received before the person began service as an Executive Officer, but would be considered a Covered Person with respect to Erroneously Awarded Compensation received after the person began service as an Executive Officer where such person served as an Executive Officer at any time during the performance period for such Erroneously Awarded Compensation).
f.
“Effective Date” means October 24, 2023.
g.
“Erroneously Awarded Compensation” means the amount of any Incentive-Based Compensation received by a Covered Person on or after the Effective Date and during the Applicable Recovery Period that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on a restated Financial Reporting Measure based on a Financial Restatement, computed on a pre-tax basis in accordance with the Applicable Rules. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Financial Restatement, shall be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and Sana shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules.
h.
“Exchange” means the Nasdaq Stock Market LLC.
i.
“Executive Officer” means any person who served as an executive officer, as defined in Rule 10D-1(d) under the Exchange Act, of Sana at any time during the performance period for the applicable Incentive-Based Compensation.
j.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing Sana’s financial statements, any measure derived wholly or in part from such measures (including, for example, GAAP, IFRS, and a non-GAAP/IFRS financial measures), and stock price and total stockholder return.
k.
“GAAP” means United States generally accepted accounting principles.
l.
“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
m.
“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery, including outside legal counsel, would exceed the Erroneously Awarded Compensation, provided that Sana (i) has made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the Exchange; (b) to the extent permitted by the Applicable Rules, the recovery would violate Sana’s home country laws pursuant to an opinion of home country counsel, provided that Sana has (i) obtained an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such violation, and (ii) provided such opinion to Exchange; or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Sana, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
n.
“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by Sana or any of its affiliates that is granted, earned, or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure and that is received by an Executive Officer after beginning service as an Executive Officer and while Sana has a class of securities listed on the Exchange. Incentive-Based

Compensation shall be deemed received on the date determined in accordance with the Applicable Rules, which generally provide that Incentive-Based Compensation is deemed received, earned, or vested when the Financial Reporting Measure is attained, not when the actual payment, grant, or vesting occurs, and without regard to whether the payment, grant, or vesting occurs after the end of a person’s service as an Executive Officer.
o.
“Other Recovery Arrangements” means, other than the compensation recovery provided for under this Policy, any other clawback, recoupment, forfeiture, or similar policies or provisions of Sana or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program, or agreement of Sana or an affiliate or required under applicable law.
p.
“Financial Restatement” means a restatement of Sana’s previously-issued financial statements to correct Sana’s material noncompliance with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
q.
“Restatement Date” means, with respect to a Financial Restatement, the earlier to occur of: (i) the date the Board concludes, or reasonably should have concluded, that Sana is required to prepare the Financial Restatement or (ii) the date a court, regulator, or other legally authorized body directs Sana to prepare the Financial Restatement.

3. Compensation Recovery Requirement

In the event Sana is required to prepare a Financial Restatement, Sana shall recover reasonably promptly all Erroneously Awarded Compensation with respect to such Financial Restatement, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Covered Person engaged in misconduct or otherwise caused or contributed to the requirement for the Financial Restatement and regardless of whether or when restated financial statements are filed by Sana. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program, or policy of or agreement with Sana or any of its affiliates.

4. Method of Recovery; Limitation on Duplicative Recovery

The Committee shall determine, in its sole discretion, the method for recovering Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following, to the extent permitted by applicable law:

a.
reimbursement of cash Incentive-Based Compensation previously paid;

b.
recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
c.
cancelling, reduction, or rescinding some or all outstanding vested or unvested equity-based awards;
d.
adjusting or withholding from unpaid compensation or other set-off;
e.
cancelling or offsetting against planned future grants of equity-based awards; and/or
f.
any other method permitted by applicable law or contract.

Notwithstanding the foregoing, a Covered Person will be deemed to have satisfied such Covered Person’s obligation to return Erroneously Awarded Compensation to Sana if such Erroneously Awarded Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made.

Further notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by Sana pursuant to Sarbanes-Oxley Act Section 304 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by Sana from the applicable Covered Person may be credited toward the amount of Erroneously Awarded Compensation required to be recovered from such Covered Person pursuant to this Policy.

5. No Indemnification; No Liability

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, Sana or any of its affiliates, Covered Persons are not entitled to (i) indemnification for Erroneously Awarded Compensation or for any losses arising out of or in any way related to Erroneously Awarded Compensation to be recovered under this Policy, or (ii) payment or reimbursement, directly or indirectly, for any premiums for third-party insurance policies that a Covered Person may elect to purchase to fund such Covered Person’s potential obligations under this Policy. None of Sana, its affiliates, or any member of the Board shall have any liability to any person as a result of actions taken pursuant to this Policy.

6. Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law. The Committee shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Financial Restatement hereunder. To the extent any provision of this Policy is inconsistent with, or otherwise unenforceable or invalid under, the Applicable Rules or other applicable law, it shall be deemed amended in a manner consistent with its objectives to the minimum extent necessary to ensure compliance therewith. This Policy will not apply to the extent Sana does not have a class of securities listed on the Exchange.

To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of Sana to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, Other Recovery Arrangements. The provisions, including any remedies described in, this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to Sana or its affiliates.

7. Administration

This Policy shall be administered, interpreted, and construed by the Committee, which is authorized to make all determinations necessary, appropriate, or advisable for such purpose consistent with Sana’s governing documents and applicable law. The Board may re-vest in itself the authority to administer, interpret, and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the Exchange pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including Sana and its affiliates, stockholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of Sana, as permitted under applicable law, including any Applicable Rules.

Notwithstanding the foregoing, the Board shall have exclusive authority to authorize Sana to prepare a Financial Restatement. In doing so, the Board may rely on a recommendation of the Audit Committee of the Board.

The Board may amend, modify, or terminate this Policy in whole or in part at any time and from time to time in its sole discretion.